SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

THE SPENDSMART PAYMENTS COMPANY

The SpendSmart Payments Company, a Colorado corporation, (the "Corporation") having its principal office at 6190 Cornerstone Court, Suite 216, San Diego California 92121, hereby certifies to the Department of Corporations of Colorado that:

FIRST: The Corporation desires to amend and restate its Articles of Incorporation (the "Articles") as currently in effect which proposed amendment has been approved by a majority of the directors and shareholders of the Corporation.

SECOND: The Articles are hereby amended and restated in full as of April 12, 2013 to read as follows:

ARTICLE I

FILING

THE UNDERSIGNED, Secretary of the Corporation, being at least 18 years of age, on behalf of the Corporation is hereby filing these second amended and restated articles of incorporation (the “Amended Articles”) under the General Corporation Laws of the State of Colorado.

ARTICLE II

NAME

The name of the Corporation shall be “The SpendSmart Payments Company”.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed and the business and objects to be carried on and promoted by it are to engage in any lawful act or activity.

ARTICLE IV

RESIDENT AGENT

The address of the resident agent of the Corporation in the State of Colorado is Incorp Services, Inc., 36 South 18th Avenue, Suite D, Brighton, CO 80601.

ARTICLE V

CLASSES OF STOCK

A.                Classes and Number of Shares; Reverse Split. The total number of shares of stock of all classes which the Corporation shall have authority to issue is 310,000,000 shares of which (i) 300,000,000 shares are Common Stock, par value $.001 per share ("Common Stock"), and (ii) 10,000,000 shares are Preferred Stock, par value $.001 per share ("Preferred Stock"). Each fifteen (15) presently issued and outstanding shares of Common Stock as of April 12, 2013 (the "Split Effective Date") shall be combined and converted automatically, without further action, into one (1) fully paid and non-assessable new share of Common Stock. No certificate representing any fractional share interest in the Corporation's post-split shares shall be issued. In lieu of any fraction of a post-split share to which the shareholder is otherwise entitled for all of the holdings of such shareholder, a fractional share shall be rounded up and a shareholder of pre-split shares will receive an entire post-split share. No cash payment shall be made to reduce or eliminate any fractional share interest. Shareholders are not required to exchange their certificates representing shares of Common Stock held prior to the reverse stock split for new certificates representing shares of Common Stock after the reverse stock split. The relevant provisions of Article VI and Article VII hereof shall be adjusted for the stock combination described above.

B.                 Ability to Reclassify. The Board of Directors may classify and reclassify any unissued shares of any class of capital stock by establishing or changing in anyone or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. Subject to the terms and conditions of any outstanding capital stock, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of stock that have a priority as to distributions and upon liquidation and to divide and classify shares of any class into one or more series of such class by determining, fixing or altering one or more of the following:

(1)                 The distinctive designation of such class or series and the number of shares to constitute such class or series; provided, however, that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification and any shares of a class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section B(1) of Article V.

(2)                 Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(3)                 Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(4)                 Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(5)                 Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and different redemption dates and whether or not there shall be any sinking fund or purchase account in respect thereof and, if so, the terms thereof.

(6)                 The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(7)                 Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of such dividends or making of distributions on, or the acquisitions of, or the use of moneys for purchase or redemption of any stock of the Corporation, or upon any other action of the Corporation, including action under this Section B(7) of Article V and, if so, the terms and conditions thereof.

(8)                 Any other preferences, rights, restrictions including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Articles of Incorporation of the Corporation.

The terms of any capital stock classified or reclassified pursuant to the powers of the Board of Directors as set forth herein shall be set forth in a subsequent amendment to these articles filed for record with the Department of Corporations of Colorado prior to the issuance of any such capital stock (any such articles defined herein as "Articles Supplementary").

C.                Voting Rights.

(1)                 Common. Each share of Common Stock shall have one vote.

(2)                 Preferred. Each share of Preferred Stock shall have the vote provided herein or in the Certificate of Designations related thereto.

(3)                 No Cumulative Voting. The Corporation shareholders shall not be allowed to cumulate their votes in the election of the Corporation’s directors.

D.                Terms of Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as provided herein, each share of Common Stock shall be equal to every other share of Common Stock.

(1)                 Dividend Rights. Subject to the provisions of law and any preferences of any class of Preferred Stock, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

(2)                 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of Preferred Stock having a preference on distribution in liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of Preferred Stock not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

(3)                 Redemption. The Common and Preferred Stock are not subject to redemption, except as may be provided by applicable laws herein or in the Certificate of Designations of such Preferred Stock.

(4)                 Restrictions on Ownership and Transfer.

(a)                Definitions.

Except as provided below, capitalized terms used herein shall have the same meanings as contained in the Colorado General Corporation Law. For purposes of these Articles, the following terms shall have the following meanings:

"BENEFICIAL OWNERSHIP" shall mean ownership of Common Stock or Preferred Stock by a Person directly, beneficially or as a result of being treated as an actual or constructive owner of such Stock. The terms "Beneficial Owner, ""Beneficially Owns," "Beneficially Owned" and "Beneficially Owning" shall have the correlative meanings.

"CAPITAL STOCK" shall mean shares of stock that are Common Stock or Preferred Stock.

"PERSON" shall mean an individual, corporation, partnership, estate, limited liability company, unincorporated organization, joint venture, state or a political subdivision thereof, governmental agency, trust (including a trust qualified under Section 401(a) or l(c) (17) of the Code), a portion of a trust permanently set aside for or to be issued exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended, hut does not include an Underwriter that participates in a public offering of the Common Stock, Preferred Stock.

"PUBLIC OFFERING" shall mean the initial public sale of Common Stock pursuant to the Corporation's effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended, which is underwritten with total equity of the Corporation at the closing of such public offering of not less than $5,000,000.

"UNDERWRITER" shall mean a securities firm or other similar entity in its capacity as a party to an underwriting agreement with the Corporation entered into with the intent of such firm or other entity of acquiring securities of the Corporation for resale.

(b)               Owners Required to Provide Information. Each Person who is a Beneficial Owner of an interest in the Common Stock or Preferred Stock and each Person (including the shareholder of record) who is holding Common Stock or Preferred Stock for a Beneficial Owner of an interest in the Common Stock or Preferred Stock shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine its actual shareholders.

(c)                Ambiguity. In the case of an ambiguity in the application of any of the provisions of these Amended Articles, including any definition contained herein, the Board of Directors shall have the power to determine the application of the provisions hereof with respect to any situation based on the facts known to it.

(5)                 Legend. Each certificate for Common Stock shall bear the following legend:

The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any shareholder making a written request therefor, a copy of the Corporation's Articles and a written statement of the designations, and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption applicable to each class of stock. Requests for such written statement may be directed to the Corporation at its principal executive offices, Attention: Secretary.

E.                 Terms of Preferred Stock. The Preferred Stock shall be divided into series. The Board of Directors of the Corporation is expressly authorized, subject to limitations prescribed by law, to provide for the issuance, in one or more series, of all or any of the shares of the Preferred Stock, and by filing a certificate pursuant to the applicable law of the State of Colorado to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series (or that such shares shall have no voting powers), and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. Except as provided herein, the Board of Directors is also expressly authorized (unless forbidden in the Articles Supplementary establishing the series) to increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without the vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the Articles Supplementary establishing any series of Preferred Stock.

ARTICLE VI

SERIES A CUMULATIVE CONVERTIBLE

PREFERRED STOCK

1.	Name of corporation:

The SpendSmart Payments Company (the “Corporation”), a Colorado corporation.

2.	Designation:

Series A Cumulative Convertible Preferred Stock, $.001 par value.

A. Designation: Number of Shares.  The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  The number of shares of Series A Preferred Stock shall be 16,000.  Each share of Series A Preferred Stock shall have a stated value equal to $1,500 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”), and $.001 par value.

B. Dividends.   The holders of outstanding shares of Series A Preferred Stock (each a “Holder”) shall be entitled to receive preferential dividends in cash out of any funds of the Corporation, only pursuant to Section 3 of this Article VI hereunder.  The dividends on the Series A Preferred Stock at the rates provided in Section 3 of this Article VI shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A Preferred Stock.

C. Liquidation and Redemption Rights.  Upon the occurrence of a “Liquidation Event” (as defined below), the Holders of the Series A Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on any shares of any Common Stock or other class of stock presently authorized or to be authorized (the Common Stock and such other stock being hereinafter collectively, the “Junior Stock”), out of the assets of the Corporation available for distribution to shareholders, an amount equal to one (1) times the Series A Stated Value per share of Series A Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof.  Upon the payment in full of all amounts due to Holders of Series A Preferred Stock (on an as converted basis), the Common Stock and any other class of Junior Stock shall collectively receive all remaining assets of the Corporation legally available for distribution.  If the assets of the Corporation available for distribution to the Holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series A Preferred Stock upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series A Preferred Stock. “Liquidation Event” shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the shareholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter, elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the Holders of a majority of the shares of Series A Preferred Stock elect otherwise.

D. Conversion into Common Stock.  Holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of Section (2)(D)(a) of this Article VI each Holder of Series A Preferred Stock shall have the right at any time commencing after the issuance to the Holder Series A Preferred Stock, to convert such shares, and any other sum owed by the Corporation arising from the Series A Preferred Stock or pursuant to the Subscription Agreement entered into by the Corporation and the Holder or Holder’s predecessor in connection with the issuance of Series A Preferred Stock (each a “Subscription Agreement”) (collectively “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable “Conversion Price” provided in Section 2(D)(b) of Article VI below (the “Conversion Price”).  All issued or accrued but unpaid dividends may be converted at the election of the Holder simultaneously with the conversion of principal amount of Series A Stated Value, as the case may be, being converted.

(b) The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Series A Stated Value per share being converted, and (B) at the Holder’s election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price.  The Conversion Price of the Series A Preferred Stock shall be $1,500, subject to adjustment only as described herein.

(c) Holder will give notice of its decision to exercise its right to convert the Series A Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion to the Corporation via confirmed telecopier transmission with confirmation of receipt by an officer of the Corporation.  The Holder will not be required to surrender the Series A Preferred Stock certificate until in each case the Series A Preferred Stock has been fully converted.  Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date.  The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock to the Holder via express courier for receipt by such Holder within seven (7) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”).  In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder.  A Series A Preferred Stock certificate representing the balance of the Series A Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series A Preferred Stock certificate to the Corporation.  To the extent that a Holder elects not to surrender Series A Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series A Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in Section 2(D)(a) of this Article VI the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion.  The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series A Preferred Stock so converted.

Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series A Preferred Stock, and payment of dividends on Series A Preferred Stock to issue a fraction of a share of its Series A Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

The Corporation and Holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation.  For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%.  The Holder may revoke the conversion limitation described in this Section 2(D)(c) of this Article VI, in whole or in part, upon 61 days prior notice to the Corporation.  The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.  The Holder may waive the conversion limitation described in this Section 2(D)(c) of this Article VI in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99%.

(d) The Conversion Price determined pursuant to Section 2(D)(b) of this Article VI shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto).  Such adjustment shall be made whenever any of the events listed above shall occur.  An adjustment made to the Conversion Price pursuant to this Section 2(D)(d)(i) of this Article VI shall become effective immediately after the effective date of the event.

(ii) Until the sooner to occur of (i) two (2) years after the date of issuance of the Series A Preferred Stock, or (ii) until no share of Series A Preferred Stock is outstanding, , other than in the case of an “Excepted Issuance” (as defined in Section 12(a) of the Subscription Agreement), if the Corporation issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share less than the Conversion Price of the Series A Preferred Stock immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series A Preferred Stock shall be reduced to such other lower price.   For  purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  Common Stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  The reduction of the Conversion Price described in this 2(D)(d)(ii) of this Article VI is in addition to other rights of the Holder described in this Certificate of Designation and the Subscription Agreement.

(e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger.  Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 2(D)(d) of this Article VI.  The foregoing provisions of this Section 2(D)(e) of this Article VI shall similarly apply to successive mergers.

(ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this Section 2(D)(f) of this Article VI, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series A Preferred Stock notice of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series A Preferred Stock.

(h) For so long as any shares of Series A Preferred Stock or any Obligation Amount shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this Section 2(D)(h) of this Article VI, the Corporation shall at all times, reserve from the authorized and unissued shares of its Common Stock 150% of the number of shares of Common Stock that would be necessary to allow the conversion of the entire Obligation Amount.

(i) The term “Common Stock” as used in this Certificate of Designation shall mean the $.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this Section 2(D)(i) of this Article VI.

(j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(k) In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Obligation Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(l) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 2(D)(c) of this Article VI by the Delivery Date and if within seven (7) business days after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(m) The Corporation understands that a delay in the delivery of Common Stock upon conversion of Series A Preferred Stock in the form required pursuant to this Certificate of Designation and the applicable Subscription Agreement after the Delivery Date could result in economic loss to the Holder.  As compensation to the Holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the Holder for such late issuance of Common Stock upon Conversion of the Series A Preferred Stock in the amount of $100 per business day after the Delivery Date for each $10,000 of Obligation Amount being converted of the corresponding Common stock which is not timely delivered.  The Corporation shall pay any payments incurred under this Section 2(D)(m) of this Article VI in immediately available funds upon demand.  Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.

E. Voting Rights.   The Holders of shares of Series A Preferred Stock shall not vote together with the holders of the Common Stock on an as converted basis, provided, however, that the consent of the holders of at least seventy percent (70%) of the shares of the Series A Preferred Stock, voting as a separate class, shall be required for the following actions:

(a) amending the Corporation’s articles of incorporation or by-laws if such amendment would adversely affect the Series A Preferred Stock, including without limitation:

(i)	changing the relative seniority rights of the holders of the Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Preferred Stock;

(ii) reducing the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A Preferred Stock;

(iii) canceling or modifying the conversion rights of the holders of Series A Preferred Stock provided for in Section 2(D)of this Article VI; or

(iv) canceling or modifying the rights of the holders of the Series A Preferred Stock provided for in this Section 2(E) of this Article VI.

(v) changing the authorized number of shares of Series A Preferred Stock.

(b) purchasing any of the Corporation’s securities other than required redemptions of Series A Preferred Stock and repurchase under restricted stock and option agreements authorizing the Corporation’s employees (as permitted herein);

(c) effecting a Liquidation Event;

(d) declaring or paying any dividends other than in respect of the Series A Preferred Stock; and

(e) issuing any additional securities having rights senior to or on parity with the Series A Preferred Stock.

3. Events of Default.  For so long as the Series A Preferred Stock is outstanding, unless waived in writing by Holders of seventy percent (70%) of the Series A Preferred Stock then outstanding, the occurrence of any of the following events of default (each, an “Event of Default”) shall, until such Event of Default has been cured, cause the dividend rate to become 12% from and after the occurrence of such event with respect to the Series A Preferred Stock:

A. The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to a Holder of Series A Preferred Stock from the Corporation and such failure continues for a period of seven (7) days after written notice to the Corporation from such Holder.

B. The Corporation breaches any material covenant or other material term or condition of the Subscription Agreement or this Article VI in any material respect and such breach, if subject to cure, continues for a period of seven (7) business days after written notice to the Corporation from the Holder.

C. Any material representation or warranty of the Corporation made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

D. Any dissolution, liquidation or winding up of Corporation or any substantial portion of its business.

E. Any cessation of operations by the Corporation or Corporation is unable to pay its debts as such debts become due.

F. The transfer or sale by the Corporation of any material Intellectual Property Rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future),without receiving fair value.

G. The merger, consolidation or reorganization of Corporation with or into another corporation or person or entity (other than with or into a wholly-owned subsidiary), or the sale of capital stock of Corporation by Corporation or the holders thereof, in any case under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of Corporation immediately prior to such transaction shall own less than a majority in voting power of the outstanding capital stock of Corporation or the surviving or resulting corporation or other entity, as the case may be, immediately following such transaction.

H. The Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

I. Any money judgment, writ or similar final process shall be entered or filed against the Corporation or any of its property or other assets for more than $100,000, and shall remain uncontested, unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

J. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Corporation.

K. Failure of the Corporation’s Common Stock to be listed for trading or quotation on a Principal Market for a period of ten (10) consecutive trading days.

L. A default by the Corporation under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty (20) days after the due date, unless the Corporation is contesting the validity of such obligation in good faith.

M. An SEC or judicial stop trade order or Principal Market trading suspension with respect to the Corporation’s Common Stock that lasts for ten (10) or more consecutive trading days.

N. The failure by the Corporation to have reserved for issuance upon conversion of the Series A Preferred Stock the number of shares of Common Stock as required in the Subscription Agreement.

O. A default by the Corporation of a material term, covenant, warranty or undertaking of any other agreement to which the Corporation and Holder are parties, or the occurrence of a material event of default under any such other agreement to which Corporation and Holder are parties which is not cured after any required notice and/or cure period.

P. The occurrence of one or more events having a Material Adverse Effect.

Q. The Corporation effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

R. The restatement of any financial statements filed by the Corporation for any date or period from two years prior to the Issue Date of this Certificate of Designation, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

S. The Corporation’s failure to timely deliver to the Holder of Series A Preferred Stock Common Stock or a replacement Preferred Stock certificate (if required) within seven (7) business days of the required delivery date.

4. Dividends.   Dividends pursuant to Section 3 of this Article VI are payable on the last day of each calendar quarter during which such dividends may have accrued.  The Corporation may pay such dividends in cash or additional Series A Preferred Stock valued at the Series A Stated Value.

5. Status of Converted or Redeemed Stock.  In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Series A Preferred Stock, and shall no longer be designated as Series A Preferred Stock.

6. Forced Conversion.  In the event 190 days has elapsed since the issuance of the Series A Preferred Stock and the Company’s Common Stock has had a closing price as reported on the Principal Market (as defined in the Subscription Agreement) of not less than One Dollar ($1.00) for three (3) consecutive trading days (the “Threshold Period”), the Corporation may, within three (3) business days after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Series A Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon if due pursuant to Section 3 of this Article VI.  The “Conversion Date” for purposes of Section 2(D) of this Article VI shall be deemed to occur on the Forced Conversion Notice Date.  Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Series A Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series A Preferred Stock are forcibly converted. For purposes of clarification, a forced conversion under this Section 6 of this Article VI shall be subject to all of the provisions of Section 2(D) of this Article VI, including, without limitation, limitations on conversions.  The foregoing notwithstanding, a Forced Conversion Notice may only be given if during the thirty (30) days preceding such Forced Conversion Notice Date an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred.  In the event during the period from the Forced Conversion Notice Date until the actual delivery date of the shares pursuant to the Forced Conversion Notice an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has occurred, the Holder may elect to cancel delivery of all or a part of the shares issuable in connection with the Forced Conversion Notice.

ARTICLE VII

SERIES B CONVERTIBLE PREFERRED STOCK

1.	Name of Corporation:

The SpendSmart Payments Company (the “Corporation”), a Colorado corporation.

2.	Designation:

Series B Convertible Preferred Stock, $0.001 par value.

A. Designation: Number of Shares.  The designation of said series of preferred stock shall be Series B Convertible Preferred Stock (the “Series B Preferred Stock”).  The number of shares of Series B Preferred Stock so designated shall be 12,000 (which shall not be subject to increase without the written consent of all of the holders of the Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”)).  Each share of Series B Preferred Stock shall have a stated value equal to $15,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value”), and par value of $0.001 per share.

B. Voting Rights. Except as otherwise expressly required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series B Preferred Stock of such Holder could be converted, pursuant to the provisions of Section D of this Article VII hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  Except as otherwise required by law, the holders of shares of Series B Preferred Stock shall vote together with the holders of common stock on all matters and shall not vote as a separate class.

C. Dividends.   No dividends shall be paid to the holders (each a “Holder”) of Series B Preferred Stock.

D. Liquidation and Redemption Rights.  Upon the occurrence of a “Liquidation Event” (as defined below), and after any payments to the holders of Series A Cumulative Convertible Preferred Stock  (the “Series A Preferred Stock”) as may be required upon the occurrence of a Liquidation Event, and before any payment or distribution shall be made on any shares of any Common Stock or other class of stock to be hereafter authorized (the Common Stock and such other stock to be hereafter authorized being hereinafter collectively, the “Junior Stock”), the Holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to shareholders, an amount equal to 100% of the Series B Stated Value per share of Series B Preferred Stock.  Upon the payment in full of all amounts due to the holders of the Series A Preferred Stock and the Holders of Series B Preferred Stock, the Common Stock and any other class of Junior Stock shall collectively receive all remaining assets of the Corporation legally available for distribution.  If the assets of the Corporation available for distribution to the Holders of the Series B Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series B Preferred Stock upon a Liquidation Event, then after the payment to any holders of Series A Preferred Stock as may be required upon the occurrence of a Liquidation Event, all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series B Preferred Stock. “Liquidation Event” shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the shareholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter, elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the Holders of a majority of the shares of Series B Preferred Stock elect otherwise.

E. Conversion into Common Stock.  Holders of shares of Series B Preferred Stock shall have the following conversion rights and obligations:

(a) Right to Convert.  Subject to the further provisions of this Section 2(E)(a) of this Article VII each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date (as defined below) into that number of shares of fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable “Conversion Price” provided in Section 2(E)(C) of this Article VII below (the “Conversion Price”).   Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.

(b) Mandatory Conversion.  Each outstanding share of Series B Preferred Stock shall automatically convert on the Mandatory Conversion Date (as defined below) into a number of shares of Common Stock equal to the Conversion Price, unless such share of Series B Preferred Stock has been converted prior to the Mandatory Conversion Date in the manner described in Section 2(E)(a) of this Article VII. The “Mandatory Conversion Date” shall be the first to occur between (i) the Effectiveness Date of the Initial Registration Statement (as defined in the Registration Rights Agreement (as defined in the Subscription Agreement, dated as of the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock (the “Original Issue Date”), to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms (the “Subscription Agreement”))); or (ii) the date which is six (6) months after the Final Closing (as defined in the Subscription Agreement).

(c) Conversion Price.  The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall equal (i) the Series B Stated Value per share being converted, divided by (ii) the Conversion Price.  The “Conversion Price” of the Series B Preferred Stock shall be $6.00, subject to adjustment only as described herein.

(d) Mechanics of Conversion.   Holder will give notice of its decision to exercise its right to convert the Series B Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion in the form at the end of this Article VII to the Corporation via confirmed telecopier transmission.  The Holder will not be required to surrender the Series B Preferred Stock certificate until in each case the Series B Preferred Stock has been fully converted.  Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date.  The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series B Preferred Stock to the Holder via express courier for receipt by such Holder within seven (7) Trading Days (as defined below) after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”).  In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder.  A Series B Preferred Stock certificate representing the balance of the Series B Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series B Preferred Stock certificate to the Corporation.  To the extent that a Holder elects not to surrender Series B Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series B Stated Value then owned by the Holder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Shares of Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

In the case of the exercise of the conversion rights set forth in Section 2(E)(a) of this Article VII, the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion.  In the case of the mandatory conversion set forth in Section 2(E)(B) of this Article VII, the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued on the Mandatory Conversion Date.  The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series B Preferred Stock so converted.

Upon the conversion of any shares of Series B Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series B Preferred Stock, to issue a fraction of a share of its Series B Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of the Series B Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the beneficial ownership limitations provision of this Section 2(E)(d) of this Article VII, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock held by the Holder and the provisions of this Section 2(E)(d) of this Article VII shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation.  The provisions of this Section 2(E)(d) of this Article VII shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(E)(d) of this Article VII to correct this Section 2(E)(d) of this Article VII (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 2(E)(d) of this Article VII shall apply to a successor holder of the shares of Series B Preferred Stock.

(e) Stock Dividends and Splits. If the Corporation, at any time while any share of Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion hereunder), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion as described in this Section 2 of this Article VII shall be proportionately adjusted such that the aggregate Conversion Price hereunder shall remain unchanged.  Any adjustment made pursuant to this Section 2 of this Article VII shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(f) Fundamental Transaction. If, at any time while a share of Series B Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series B Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation on the conversion of the Series B Preferred Stock set forth above), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the shares of Series B Preferred Stock is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation on the exercise of the Series B Preferred Stock as described above).  For purposes of any such exercise, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B Preferred Stock following such Fundamental Transaction.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 2(E)(f) of this Article VII pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Series B Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series B Preferred Stock (without regard to any limitations on the conversion of the Series B Preferred Stock described above) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Series B Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(g) Calculations. All calculations under this Section 2 of this Article VII shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2 of this Article VII, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(h) Notice of Adjustments.  Whenever the number of shares to be issued upon conversion of the Series B Preferred Stock is required to be adjusted as provided in this Section 2(E) of this Article VII, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series B Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series B Preferred Stock notice of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(i) Notice of Other Events.  In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series B Preferred Stock.  The Holder is entitled to convert the Series B Preferred Stock (or any part hereof) during the 15-day period commencing on the date of such notice through the effective date of the event triggering such notice.

(j) Reservation of Shares.  For so long as any shares of Series B Preferred Stock shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions Section 2(E)of this Article VII, the Corporation shall at all times, reserve from the authorized and unissued shares of its Common Stock 125% of the number of shares of Common Stock that would be necessary to allow the conversion of all outstanding shares of Series B Preferred Stock.

(k) Common Stock.  The term “Common Stock” as used in this Certificate of Designation shall mean the $.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series B Preferred Stock shall at any time become convertible pursuant to the provisions of this Section 2(E)(k) of this Article VII.

(l) Payment of Taxes.  The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series B Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series B Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(m) Refusal to Convert.  In the event a Holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series B Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Stated Value of Series B Preferred Stock sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(n) Delivery of Certificates.  If the Corporation fails to deliver to a holder such certificate or certificates after the tenth Trading Day (as defined below) after a Conversion Date or the Mandatory Conversion Date (the “Share Delivery Date”) applicable to such conversion, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series B Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered.  “Trading day” shall mean any day which the exchange or system on which the Corporation’s shares of Common Stock are traded is open.

(o) Buy-In.  If the Corporation fails to deliver to a holder the applicable certificate or certificates by the Share Delivery Date, and if after such Share Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements. For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

F. Negative Covenants.   So long as any shares of Series B Preferred Stock are outstanding, unless the holders of at least 67% in Stated Value of the then outstanding shares of Series B Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of its subsidiaries (whether or not a subsidiary on the date of issuance) to, directly or indirectly:

(a) amend its articles of incorporation, bylaws, or other charter documents so as to materially and adversely affect any rights of any holder;

(b) increase or decrease (other than by conversion) the authorized number of  the  Series B Preferred Stock;

(c) amend the provision of this Article VII;

(d) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities;

(e) whether or not prohibited by the terms of the Series B Preferred Stock, circumvent a right of the  Series B Preferred Stock; or

(f) enter into any agreement or understanding with respect to any of the foregoing.

3. Status of Converted or Redeemed Stock.  In case any shares of Series B Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Series B Preferred Stock, and shall no longer be designated as Series B Preferred Stock.

4. Miscellaneous.

A. Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, facsimile number  (858) 677-0180, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 4 of this Article VII.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holders.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4(A) of this Article VII prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4(A) of this Article VII between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

B. Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

C. Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

D. Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.

E. Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

F. Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

ARTICLE VIII

DIRECTORS

A.                Number. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be no less than one (1) and no more than eleven (11), which number may be increased or decreased pursuant to the Bylaws of the Corporation.

B.                 Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

C.                Removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be' removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66-2/3 percent of the then-outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

D.                Vacancies. Subject to the rights of the holders of any series of Preferred Stock then-outstanding, newly-created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other causes, shall be filled by a majority vote of the shareholders or directors then in office. A director so chosen by the shareholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of shareholders, at which time the shareholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

E.                 Stock Issuances. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the shareholders.

ARTICLE IX

AMENDMENT

The Corporation reserves the right at any time and from time to time to make any amendment to its Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in its Articles, of any shares of outstanding stock. Any amendment to the Corporation's Articles shall be valid only if such amendment shall have been approved by the holders of 51 percent of the outstanding Voting Stock, voting together as a single class. All rights and powers conferred by the Corporation's Articles on shareholders, directors and officers are granted subject to this reservation.

ARTICLE X

INDEMNIFICATION

The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the General Laws of the State of Colorado now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE XI

NO LIABILITY

To the fullest extent permitted by Colorado statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for money damages. No amendment of the Articles of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE XII

MERGER, ETC.

With respect to any proposed merger, acquisition, business combination or other transaction or proposal, a director of the Corporation, in determining what is in the best interests of the Corporation, shall consider the interests of the shareholders of the Corporation and, in his or her discretion, may consider (i) the interests of the Corporation's employees, suppliers, creditors and customers, (ii) the economy of the nation, (iii) community and societal interests and (iv) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation. Pursuant to this provision, the Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, as an exclusively financial matter, might be attractive to some, or a majority, of the Corporation's shareholders.

ARTICLE XIII

ANTI-TAKEOVER

The Corporation hereby expressly elects not to be governed by the provisions of the anti-takeover and control share acquisition sections of the Colorado General Corporation Law.

ARTICLE XIV

POWERS; INTERESTED TRANSACTION

In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Colorado, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others.

Any director or officer individually, or any firm of which any director or officer may be a member, or any corporation or association of which any director or officer may be a director or officer or in which any director or officer may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or ratified by the affirmative vote of a majority of the disinterested directors, or (b) such fact shall have been disclosed or shall have been known to the shareholders entitled to vote, and such contract or transaction shall have been approved or rectified by a majority of the votes cast by the shareholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation. Any director of the Corporation who is also a director or officer of, or interested in, such other corporation or association, or who, or the firm of which he or: she is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he or she were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

Except as otherwise provided in the Amended Articles or the Bylaws of the Corporation, as amended from time to time, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except only for those that are by law, these Revised Articles or the Bylaws of the Corporation, conferred upon or reserved to the shareholders. Additionally, the Board of Directors is hereby specifically authorized and empowered from time to time in its discretion:

To borrow and raise money, without limit and upon any terms, for any corporate purpose; and, subject to applicable law, to authorize the creation, issuance, assumption, or guaranty of bonds, debentures, notes or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets, and goodwill of the Corporation then owned or thereafter acquired;

To make, alter, amend, change, add to or repeal the Bylaws of the Corporation in accordance with the terms of the Bylaws adopted by the Board of Directors; and to the extent permitted by law, to declare and pay dividends or other distributions to the shareholders from time to time out of the earnings, earned surplus, paid-in surplus or capital of the Corporation, notwithstanding that such declaration may result in the reduction of the capital of the Corporation. In connection with any dividends or other distributions upon the Common Stock, the Corporation need not reserve any amount from such dividend or other distributions to satisfy any preferential rights of any shareholder.

Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Articles. Any action required or permitted to be taken by the Shareholders of the Corporation may be effected at a duly called annual or special meeting of the shareholders or by any consent in writing.

ARTICLE XV

DURATION

The duration of the Corporation shall be perpetual.

THIRD: The amendment to and restatement of the Articles of the Corporation as hereinabove set forth have been duly authorized and approved by a majority of the Board of Directors and approved by the shareholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation in the State of Colorado is as set forth in Article IV of the foregoing amendment and restatement of the Articles.

FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Articles.

SIXTH: Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be no less than one (1) and no more than eleven (11), which number may be increased or decreased pursuant to the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary.

/s/ Michael McCoy

Name: Michael McCoy

President and Chief Executive Officer

/s/ Kim Petry_____________________

Name: Kim Petry

Corporate Secretary